                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                         Date of Report: January 6, 1999


                          BALDWIN PIANO & ORGAN COMPANY
             (Exact name of registrant as specified in its charter)

Delaware                                    0-14903                            31-1091812
(State or other jurisdiction                (Commission                        (IRS Employer
of incorporation)                           File Number)                       Identification Number)


4680 Parkway Drive, Mason, Ohio                              45040-5301
(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code:   (513) 754-4500

Item 5.    Other Events

         On January 6, 1999, Baldwin Piano & Organ Company (the "Company") announced it would stop assembling grand pianos in its Conway, Arkansas plant and consolidate all of its piano assembly operations in its Trumann, Arkansas plant. The consolidation does not affect the 65 employees in the Company's new high-gloss polyester finishing operation in the Conway plant, and does not affect the operations of the Company's other piano plants in Greenwood, Mississippi and Juarez, Mexico.

         The Company expects the consolidation to be completed by mid-1999. When completed, employment is expected to be reduced by approximately 180 positions at the Conway plant, and increased by approximately 85 positions at the Trumann plant. Consistent with its long standing policy, the Company will provide re-employment assistance to displaced employees. The Company expects to incur one-time pre-tax expenses of approximately $1.5 million during 1999. Additionally, fixed asset expenditures related to the consolidation are expected to approximate $0.5 million.

         The Company estimates its annual pre-tax profits to improve by nearly $2 million as a result of the consolidation. This improvement is expected to result from the net reduction of employment and lower levels of inventory.

Item 7.     Financial Statements and Exhibits

(c)     Exhibits

99.1     Press Release dated January 6, 1999

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             BALDWIN PIANO & ORGAN COMPANY
                                                     (Registrant)


Date: January 7, 1999                        By:/s/ Duane D. Kimble
                                                --------------------------------
                                                Duane D. Kimble
                                                Chief Financial Officer